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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT


         This Agreement, made and entered into this 1 day of June, 2001 by and between HALIFAX INTERNATIONAL, INC. and STEPHEN BRISKER ("Employee").

                                   WITNESSETH:

         WHEREAS, HII. Plans to engage in the business of providing miscellaneous telecommunication prepaid products and financial services worldwide and maintains offices at Suite 930, 817 W. Peachtree Street, Atlanta, Georgia 30308, and

         WHEREAS, Employee desires to be employed by HII and it desires to employ Employee; and

         WHEREAS, Employee recognizes that HII would not employ (or continue to employ) Employee, but for the Agreements and covenants being made in this Agreement by Employee.

         WHEREAS, Employee understands and agrees that while he will be paid by and be on the payroll of HII his activities will be on behalf of both HII or other companies controlled by Halifax at the direction of the Board of Directors of Halifax.

         NOW, THEREFORE, in consideration of employment and continued employment and the mutual benefits and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       Definitions.

                  (a) For purposes of this Agreement: (1) "business," "activities," "services" or "products" will mean any line of trade or business, products or services engaged in or conducted by HII or as well as those activities described in this Agreement; (2) "products" or "services" will mean anything of commercial value, including without limitation: goods, personal, real or intangible services; or any other object or aspect of business or the conduct thereof.

                  (b) "HII" and include all other of its affiliates and subsidiaries.

         2. Services, Duties and Obligations. HII employs Employee to serve as the Company's Chief Operating Officer (COO) to be responsible for implementation and success of HII's business plan as currently developed and in conjunction with future modifications as required planning, team development, financial controls, capital allocation criteria, acquisition efforts and integration of all business activities to assure the achievement of operating objections, perform such other responsibilities as are assigned by HII to Employee form time to time, it being agreed between all parties that the Board of Directors of HII will be responsible for assigning Employee duties and responsibilities and Employee hereby accepts such employment (the "Employment"). Employee will perform such duties as may be assigned from time to time
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by HII. Employee agrees to faithfully, industriously, and to the best of his ability, perform all the duties that may be required by the Employment.

         HII agrees to use its best efforts to cause Employee to be elected to the Company's Board of Directors during the time that he serves as its Chief Operating Officer. If for any reason not of his own volition Employee ceases to be a member of the Board of Director's during the term hereof, Employee may, at his option, consider the failure to be elected, re-elected or otherwise denied the right to serve on the Board of Director's as a Change of Control and be entitled to all of the rights he would have hereunder if a Change of Control had occurred except that Employee will receive three (3) years compensation instead of one (1) year's compensation as he would under a Change of Control as defined herein.

         Employee agrees during the term of Employment not to engage in, work for, assist or be associated with in any way, or has any interest in (except as a shareholder of less than 10% of equity) any other business.

         3. Compensation, Expenses and Vacation. HII agrees to pay Employee and Employee agrees to accept form HII in full payment for the Employment compensation set forth on Exhibit "A" attached to this Agreement, to be paid on a regular and periodic basis in accordance with the normal payroll procedures of HII, pro-rated for any partial pay period at the beginning or end of the Employment and subject to required withholding under applicable tax laws. Employee's compensation will cease upon termination of the Employment.

         HII will reimburse Employee for all reasonable and necessary business expenses paid by Employee in the course of the Employment, to the extent the expenses are documented consistent with the policies and procedures of HII.

         Employee will provided with such fringe benefits and vacation that are appropriate and usual for senior management of U.S. companies including auto lease, travel/expense allowance, health/life insurance benefits, corporate perks (to be determined) paid vacation.

         4. Employment Term. The term of this Agreement is for four years commencing on July 1, 2001. After July 1, 2005, this contract shall renew for another year unless either party notifies the other party that the employment shall terminate at the expiration of the term of employment at least one hundred-eighty (180) days prior to the expiration of the term of employment. Thereafter the term of employment shall continue from year to year unless terminated by either.

         At any time during this Agreement, HII shall have the right to terminate Employee for cause. For purposes of this Agreement, "cause" shall mean:

                  A. Employee's (1) conviction of a felony or Employee's commission of any other act or omission involving dishonesty or fraud with respect to the Company or any if its affiliates or any of their customers, vendors or suppliers or (2) misappropriation of funds or assets of the Company for personal use or (3) engaging in any conduct relating to the Company's business or involving moral


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                  turpitude that actually brought the Company or any of its
                  affiliates into public disgrace or disrepute;

                  B. Executive's continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after Employee receives notice from the Board;

                  C. Employee's gross negligence or willful misconduct in the performance of his duties hereunder that results, or is reasonably expected to result in material damage to the Company.

         5. Termination. In the event of termination of this Agreement or of the Employment be either party, each will continue to be liable for all portions of this Agreement that are to remain in effect following termination of this Agreement. Employee further agrees that within five (5) days after termination of the Employment, he will return to HII and all equipment, documents, supplies, stationery, and any other property of HII which HII furnished to him as well as all copies or duplicates of the same. Upon receipt of such materials, HII will compensate Employee for all final compensation and bonuses that may be owed Employee by HII or within 45 calendar days. HII shall have the right to offset any amounts owed to Employee against any amounts owed to HII or by Employee.

         6. Confidential and Proprietary Information. Employee acknowledges that during the Employment (a) he will be privy to certain confidential and proprietary information which constitutes trade secrets; and
(b) he will be privy to certain other confidential and proprietary information that may not constitute trade secrets.

         Employee acknowledges that HII must protect both the above kinds of information from disclosure or misappropriation, and Employee further acknowledges that the processes, machines, technical documentation, computer programs, customer lists, business plans, marketing plans and techniques, pricing data, financial data, marketing programs, customer files, financial institution files, technical expertise and know how, and other information and trade secrets, whether as defined in the Act or which may lie beyond it (collectively the "Property"), which have been or will be provided to Employee by HII, are unique, confidential and proprietary Property of HII and by the provision of such Property to Employee, HII is not conveying any ownership or other interest to Employee. Employee acknowledges that such confidential and proprietary information derives independent, actual and potential commercial value from not being generally, readily ascertainable through independent development and is the subject of efforts by HII that are reasonable under the circumstances to maintain its secrecy. Employee agrees to hold in trust and confidence for HII and not to disclose to any third party without prior written consent of HII, said Property and information, whether it is tangible or intangible. Employee further agrees not to use any such confidential information or trade secrets to his personal benefit or for the benefit of any third party. Employee also agrees to return to HII all such information and Property which is tangible upon the termination of the Employment.


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

         Employee agrees and HII agree that Employee's obligations under the above non-disclosure provision as it relates to confidential information that does not constitute trade secrets shall apply for a period of two (2) years following the termination of the Employment.

         7. Non-Solicitation of Employees. Employee agrees during the two years following the termination of the Employment, not to actively recruit, engage in passive hiring efforts, solicit or induce any person or entity who, during such two-year period, or within one (1) year prior to the termination of Employee's employment with HII, was an Employee, agent, representative or sales person of HII to leave or cease his or her employment or other relationship with HII for any reason whatsoever or hire or engage the services of such person for Employee in any business substantially similar to or competitive with that in which HII or any of its affiliated companies were engaged during the Employment.

         8. Non-Solicitation of Customers. Employee acknowledges that in the course of the Employment, he will learn about HII business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that HII has invested considerable time and money in developing its programs, Agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Employee further acknowledges that HII keep secret all pertinent information divulged to Employee about HII business concepts, ideas, programs, plans and processes, so as not to aid HII's competitors. Accordingly, HII is entitled to the following protection, which Employee agrees is reasonable:

         Employee agrees that for a period of two (2) years following the termination of the Employment, he will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, knowingly solicit, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom Employee had contact during the Employment, with a view to the sale or the providing of any product, equipment or service sold or provided or under development by HII during the period of two (2) years immediately preceding the date of Employee's termination. The restrictions set forth in this section shall apply only to persons or entities with whom Employee had actual contact during the two (2) years prior to termination of the employment with a view toward the sale or providing of any product, equipment or services sold or provided under development by HII.

         9. Non-Competition. Employee acknowledges that he will be a "high impact" person in HII's business who is in possession of selective and specialized skills, learning abilities, customers contacts, and customer information as a result of his relationship with HII, and agrees that HII has a substantial business interest in the covenant described below. Employee, therefore, agrees for a period of one (1) year from the termination of the Employment, not to, either directly, whether as an Employee, sole proprietor, partner, shareholder, joint venturer or the like, in the same or similar capacity in which he worked for HII, work for any person or entity that competes with HII in business activities substantially similar to those in which Employee was engaged on behalf of HII. The territory in which this non-competition covenant shall apply will be limited to the area commensurate with the territory


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in which HII is actively engaged in business activities, and in which Employee participated in customer contract during the two years preceding termination of Employment.

         10. Consent to Injunction. It is understood and agreed that a breach by Employment of these covenants will cause irreparable damages to HII and, therefore, the parties agree that in the event Employee breaches any of these covenants, HII shall be entitled to a grant of injunctive relief from a court of competent jurisdiction in addition to any and all other remedies allowed by law.

         11. Directors and Officers Liability Insurance. HII agrees to keep an appropriate officers and directors liability policy in full force throughout the term of this Agreement.

         12.      Copyrights.

                  (a) The Employee agrees that any copyrightable work of authorship, including without limitation, any technical descriptions of products, user guides, illustrations, advertising to such materials [collectively "The Works"] created by the Employee in the course of the Employee's duties as an Employee of HII are subject to the "Work for Hire" provisions contained in Sections 101 and 201 of the Untied States Copyright Law, Title 17 of the United States Code. All right, title and interest to copyrights in all Works which have been or will be prepared by the Employee within the scope of the Employee's employment with the Company will be the property of the Company. The Employee further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in the Company the copyrights to any Works, the Employee will assign and hereby does assign to HII the copyrights to any Works, the Employee will assign and hereby does assign to HII all right, title and interest to copyrights which the Employee may have in such Works.

                  (b) The Employee must disclose to HII all Works referred to in Section 12(a) and will execute and deliver all applications for registration, registrations, and further documents relating to the copyrights to the Works and provide such additional assistance, as HII may deem necessary and desirable to secure HII's title to the copyrights in the Works. HII will be responsible for all expenses incurred in connection with the registration of all such copyrights.

                  (c)      The Employee claims no ownership rights in any Works.

         13. Change of Control. In the event of a Change of Control of the Company Employee's options are described on Exhibit A, hereto.

         14. Arbitration of Disputes. If there is any dispute involving matters relating to the Employment (including any issues relating to Equal Employment Laws, ADA, 1964 Civil Rights Act or other laws, State and Federal) the parties agree that such matters shall be determined by arbitration pursuant to the rules and regulations of the American Arbitration Association appropriate for resolving employment disputes.


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         15.      Entire Agreement. This Agreement embodies the entire Agreement of the parties concerning the subject matter hereof. No representations or warranties have been made to any party other than those expressed in this Agreement.

         16. Severability. The provisions of this Agreement are separate and distinct, and shall be severable.

         17. Modification. No change or modification of this Agreement shall be valid or binding unless the same is in writing and signed by the parties hereto.

         18. Attorney's Fees. In the event of any judicial proceeding or arbitration between the parties, the prevailing party shall be entitled to reasonable attorney's fees and costs.

         19. Waiver of Breach. The failure of HII at any time to require performance by Employee of any provision of this Agreement shall in no way affect HII's right thereafter to enforce the same, nor shall the waiver by HII of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any provision, or as a waiver of the provision itself.

         20. Choice of law. This Agreement shall be construed under the laws of the State of Georgia.

         IN WITNESS WHEREOF, HII and Employee have duly executed this Agreement on the date and year first written above.

HALIFAX INTERNATIONAL, INC.                     EMPLOYEE:



By:/s/ Phillip E. Lundquist                     /s/ Stephen Brisker
   --------------------------------             --------------------------------
       PHILLIP E. LUNDQUIST                         STEPHEN BRISKER



By:
   --------------------------------


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                     EXHIBIT "A" - Schedule of Compensation


1. Employee will receive an annual salary before his BONUS in the amount of one hundred eighty thousand dollars ($180,000.00) to be paid in accordance with the Company's normal payroll practices.

2. Employee shall receive a bonus to be determined by the Board subject to criteria and bonus standards set by the Board of up to $60,000.00 per year. Bonus standards shall be approved by the Board by no later than December 1 of each year.

3. HII will employee 500,000 shares of its common stock effective July 1, 2001 and 2,000,000 effective October 1, 2001. All shares transferred to employee shall bear appropriate legends restricting the transferability thereof as appropriate under applicable Federal and State security laws and shall note any other restrictions on transfer applicable.

4. HII will grant employee an additional 500,000 shares of restricted common stock based on the following schedule:

                  125,000 upon installation of the first 500 terminals 125,000 upon installation of the 1,000th terminal 125,000 upon installation of the 1,500th terminal 125,000 upon installation of the 2,000th terminal

5. HII will pay the premiums on a $1,000,000.00 ten (10) year term life insurance policy on the life of the Employee, such policy to be owned by Employee or such trust or person as he may select. HII and Employee recognize that the payment of the premium will be taxable income to Employee and for that reason agrees to pay Employee an amount equal to the premium on such insurance policy annually. HII will have no ownership interest in such policy nor to any of the proceeds thereof. HII's obligation to pay the insurance premium and additional amount to Employee described herein shall cease if this Agreement is terminated for any reason hereunder except Change of Control and herein after described. If there is a Change of Control, and Employee exercises the option to terminate this Agreement then and in that event HII shall continue to pay the amounts described herein for two (2) policy years after termination.

6. HII, through its Board of Directors, will grant Employee the right to buy 500,000 shares of the Company's common stock at a price of Twenty-Five Cents ($.25) a share, as an Incentive Stock Option pursuant to the Company's Stock Option Plan, such option to be effective July 1, 2001, with the options to vest at the rate of 166,666 shares each July 1, starting 2002 until fully vested.

7.       Additional compensation and financial arrangements include:

         a.       Cash incentive bonus
         b. Profit Sharing Plan incorporating incentive bonus performance and criteria to be determined by the HII Board of Directors


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         c.       Separate investment in Smash Media to be determined

8. If HII has a Change of Control as herein after defined, Employee may, at his option, treat this Agreement as terminated and, upon such termination as a result of a change in control, Employee shall be entitled to one year's salary (based upon his annual salary at the time of termination) as severance and all non-vested stock grants, if any, shall immediately vest. Employee's termination as a result of a Change of Control shall not affect Employee's rights accrued under the Company's Stock Option Plan or any other rights accrued under any Employee benefit plan adopted by the Company.

         A Change of Control shall be deemed to have occurred at such time as:

                  (1) Any Person or an affiliate of any Person other than the Company or any subsidiary of the Company is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other transaction or series of transaction, of shares of capital stock, whether presently issued or which may be issued in the future, of the Company entitling such Person to exercising forty percent (40%) of the total voting power of all shares of the capital stock of the Company entitled to vote generally in the election of directors; or

                  (2) Any consolidation of the Company with or merger of the Company into, any other Person, or any merger of another Person into the company other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company's common stock or which is effected solely to change the jurisdiction of incorporation of the Company.

         "Person" shall mean any individual, trust, estate, partnership, corporation, association, company, limited liability company or unincorporated organization, and/or any combination thereof, other than the Company or an affiliate thereof.

9. During the term herein, the Employee shall receive all rights and benefits for which he is eligible under any Employee benefit plan which the Company generally provides for its Employees or any group of Employees. Such benefits shall include but not be limited to medical, disability and health insurance for Employees.


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